Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and shall be effective as of the 26th day of August, 2022 (the “Effective Date”), by and among COMMUNITYBANK OF TEXAS, NATIONAL ASSOCIATION, having a principal place of business at 9 Greenway Plaza, Suite 110, Houston, TX 77046 (together with its successors and assigns, the “Bank”), and J. Pat Parsons, an individual who resides in the State of Texas (“Employee”). CBTX, Inc., a Texas corporation and sole parent of the Bank (“CBTX”) is joining in this Agreement for the limited purpose of reflecting its agreement to the matters set forth herein as to it, but such joinder is not intended to make CBTX the common law employer of Employee for any purpose.

WHEREAS, Employee is currently employed by CBTX pursuant to that certain Employment Agreement dated February 28, 2008, as amended by that certain amendment dated December 30, 2008 (the “CBTX Employment Agreement”);

WHEREAS, this Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of November 5, 2021 (the “Merger Agreement”), by and between CBTX and Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”); and

WHEREAS, immediately following the date and time at which the merger of Allegiance with and into CBTX (the “Merger”) is effective pursuant to the Merger Agreement, referred to herein as the “Effective Time”, Employee shall commence employment with the Bank pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

Article 1: Effective Date; Bank Merger; Termination of CBTX Employment Agreement.

1.1               EFFECTIVE DATE OF AGREEMENT. This Agreement shall become effective at the Effective Time. If the Merger Agreement terminates for any reason without consummation of the Merger, this Agreement shall be null and void ab initio.

1.2               BANK MERGER. Following the completion of the merger, the Bank will merge (the “Bank Merger”) with and into Allegiance Bank, a Texas state banking association and wholly owned subsidiary of Allegiance (“Allegiance Bank”), with Allegiance Bank as the surviving bank (the “Combined Bank”). From and after the Bank Merger, all references herein to the “Bank” shall mean the Combined Bank.

1.3               TERMINATION OF CBTX EMPLOYMENT AGREEMENT. At the Effective Time, the CBTX Employment Agreement and all of the respective rights and obligations of CBTX and Employee thereunder shall cease and terminate. Employee acknowledges and agrees that he is not entitled to any further compensation or payment pursuant to the terms of the CBTX Employment Agreement.

Article 2: Employment, Compensation, and Expenses

2.1               EMPLOYMENT. The Bank shall employ Employee, and Employee accepts such employment with the Bank upon all of the terms and conditions described in this Agreement and for the Term as set forth on Exhibit A (the “Term”).

2.2               WORK RESPONSIBILITIES. Subject to the terms of this Agreement, Employee shall be employed in the position of Vice Chairman of the Bank, and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Board of Directors of the Bank (the “Board”). Employee’s position, job descriptions, duties and responsibilities may be modified from time to time in the sole discretion of the Board.

2.3               COMPENSATION. As consideration for the services and covenants described in this Agreement, the Bank agrees to compensate Employee in the following manner:

a.       Salary. The Bank agrees to pay the Annual Base Salary stated on the attached Exhibit A in regular installments in accordance with the Bank’s usual payment practices.

b.       Employment Benefits and Compensation Plans, Policies, and Arrangements. Employee shall be entitled to employment benefits such as but not limited to vacation, holidays, leaves of absence, health insurance, dental insurance, etc., if any, available to employees of the Bank generally, in accordance with any policies, procedures, or benefit plans adopted by the Bank from time to time during the existence of this Agreement. Moreover, Employee shall be eligible to receive such other compensation as stated on Exhibit A. Employee’s rights or those of Employee’s dependents under any such benefits or compensation policies, plans or arrangements shall be governed solely by the terms of such policies, plans, or arrangements. The Bank reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit or compensation plan, policy or arrangement. The Bank’s employment benefits and compensation arrangements, and policies related thereto, are subject to termination, modification or limitation at the Bank’s sole discretion.

c.       Total Compensation. Employee agrees that the compensation stated above and as stated on Exhibit A constitutes the full and exclusive monetary consideration and compensation for all services rendered under this Agreement and for all promises and obligations under this Agreement.

2.4               BUSINESS EXPENSES. The Bank shall pay Employee’s reasonable business expenses, including expenses incurred for travel on Bank business, in accordance with the policies and procedures of the Bank, as may be adopted or amended from time to time at the Bank’s sole discretion. If Employee incurs business expenses under this Agreement, Employee shall submit to the Bank a periodic request for reimbursement together with supporting documentation satisfactory to the Bank.

2.5               LOYAL PERFORMANCE OF RESPONSIBILITIES. Employee shall devote the whole of Employee’s professional time, attention and energies to the performance of Employee’s work responsibilities and shall not, either directly or indirectly, alone or in partnership, consult with, advise work for or have any interest in any other business or pursuit during Employee’s employment under this Agreement. Included in the foregoing, but not limited thereto, during the Term Employee shall not, directly or indirectly, engage in, or serve as an officer, director, employee, partner, agent or consultant, or otherwise hold any ownership interest in any entity which engages in any business which competes with that of the Bank. Any modification of this paragraph shall be made only by an agreement in writing signed by Employee and an authorized representative of the Bank.

Article 3: Confidential Information; Post-Employment Obligations; Bank Property

3.1               BANK PROPERTY. All written materials, records, data, customer lists, and other documents prepared or possessed by Employee during Employee’s employment by the Bank are the Bank’s property. All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Employee individually or in conjunction with others during Employee’s employment (whether during business hours and whether on Bank’s premises or otherwise) which relate to Bank business, products, or services are the Bank’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Bank property. At the termination of Employee’s employment with the Bank for any reason, Employee shall return all of the Bank’s documents, data, or other Bank property to the Bank.

3.2               CONFIDENTIAL INFORMATION, NON-DISCLOSURE. Employee acknowledges that the business of the Bank, CBTX, Allegiance, Allegiance Bank, and their respective subsidiaries and affiliates (the “Bank Group”) is highly competitive and that the Bank Group has provided and will continue to provide Employee with access to Confidential Information relating to the business of the Bank Group. “Confidential Information” means and includes the Bank Group’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Bank Group’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Bank Group; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Bank Group in its business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Bank Group in maintaining its competitive position.

Employee also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Bank Group.

Employee agrees that Employee will not, at any time during or after Employee’s employment with the Bank, make any unauthorized disclosure of any Confidential Information of the Bank Group, or make any use thereof, except in the carrying out of Employee’s employment responsibilities hereunder. Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Bank’s Confidential Information.

3.3               NON-COMPETITION OBLIGATIONS. Employee acknowledges that the Bank is providing Employee with access to Confidential Information. Ancillary to Employee’s agreement not to disclose Confidential Information, to protect the Confidential Information described above, and in consideration for Employee’s receiving continued access to this Confidential Information and compensation stated in this Agreement, the Bank and Employee agree to the following non-competition provisions. Employee agrees that during the period of Employee’s non-competition obligations as stated on Exhibit A, Employee will not, directly or indirectly, for Employee or others, in the geographic region stated on Exhibit A, or, if Employee’s geographic region has changed, in any and all geographic regions in which Employee has worked for the 12-month period immediately preceding Employee’s termination of Employment:

a.       engage in any business conducted by the Bank Group related to community banking and/or financial activities in which the Bank Group is doing business, has plans to engage in business, or has engaged in business in the preceding 12-month period;

b.       perform any job, task, function, or responsibility that Employee has provided for the Bank Group in the preceding 12-month period; or

c.       render advice or services to, or otherwise assist, any other person, association or entity in the business of “a,” or “b” above.

Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses in the geographic region and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information the Bank has provided to Employee.

Employee agrees that this provision defining the scope of activities constituting prohibited competition with the Bank Group is narrow and reasonable for the following reasons: (i) Employee is free to seek employment with other companies providing services that do not directly or indirectly compete with any business of the Bank Group; (ii) Employee is free to seek employment with other companies in the banking business that do not directly or indirectly compete with any business of the Bank Group; and (iii) there are many other companies in the banking business that do not directly or indirectly compete with any business of the Bank Group. Thus, this restriction on Employee’s ability to compete does not prevent Employee from using and offering the skills that Employee possessed prior to receiving Confidential Information, specialized training, and knowledge from the Bank.

3.4               NON-SOLICITATION OF CUSTOMERS. During Employee’s employment, and for a period of twelve (12) months following the termination of employment for any reason, Employee will not call on, service, solicit, or accept competing business from customers of the Bank Group with whom Employee, within the previous twenty-four (24) months, (i) had or made contact, or (ii) had access to information and files regarding. These restrictions are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing.

3.5               NON-SOLICITATION OF EMPLOYEES. During Employee’s employment, and for a period of twelve (12) months following the termination of employment for any reason, Employee will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of the Bank Group or its affiliates whom Employee had contact with, knowledge of, or association with in the course of employment with the Bank Group to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

3.6               EARLY RESOLUTION CONFERENCE/ARBITRATION. The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written. If Employee ever decides later to contend that any restriction on activities imposed by this Agreement no longer is enforceable as written or does not apply to an activity in which Employee intends to engage on behalf of a competing business, Employee first will notify the Bank in writing and meet with a Bank representative at least fourteen (14) days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims (an “Early Resolution Conference”). Should the parties not be able to resolve disputes at the Early Resolution Conference, the parties agree to use confidential, binding arbitration to resolve the disputes. The arbitration shall be conducted in accordance with then-current employment arbitration rules of the Judicial Arbitration & Mediation Services, Inc. (JAMS) before an arbitrator licensed to practice law in the state in which the Early Resolution Conference occurred or should have occurred. Either party may seek a temporary restraining order, injunction, specific performance, or other equitable relief regarding the provisions of this Section 3.6 if the other party fails to comply with obligations stated herein. The parties’ agreement to arbitrate applies only to the matters subject to an Early Resolution Conference.

3.7               WARRANTY AND INDEMNIFICATION. Employee warrants that Employee is not a party to any other restrictive agreement limiting Employee’s activities for the Bank. Employee further warrants that at the time of the signing of this Agreement, Employee knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with the Bank and that Employee will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Employee’s duties hereunder. Employee shall hold the Bank harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

3.8               EQUITABLE RELIEF. Employee and the Bank agree that in the event of a breach or threatened breach by Employee of any paragraph in Article 3 of this Agreement, the Bank will not have an adequate remedy at law. Thus, in the event of such a breach or threatened breach, the Bank will be entitled to such equitable and injunctive relief as may be available to prevent and restrain Employee from breaching the provisions of any paragraph in Article 3. The availability to obtain injunctive relieve will not prevent the Bank from pursuing any other equitable or legal relief, including the recovery of damages from such breach or threatened breach.

Article 4: Termination of Employment

4.1               AT-WILL EMPLOYMENT. The Bank and Employee acknowledge and agree that Employee’s employment is at-will and that either the Bank or Employee may, at any time, with or without cause and with or without notice, terminate the employment relationship, including all compensation and benefits under this Agreement. Unless Employee’s employment with the Bank is earlier terminated, Employee’s employment with the Bank shall automatically terminate upon the expiration of the Term. It is the express intent of the parties that Employee is employed at-will; nothing in this Agreement or the relationship between the parties now or in the future may be construed or interpreted to create an employment relationship for a specific length of time or a right to continued employment Similarly, no manager, supervisor or employee of the Bank has any authority to limit the Bank’s discretion to modify terms and conditions of employment. Only the Board has the authority to make any such agreement and then only in writing. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy or practice. Examples of terms and conditions of employment that are within the sole discretion of the Bank include, but are not limited to, the following: promotions; demotions; transfers; hiring and discharge decisions; compensation; training; benefits; qualifications; discipline; layoff or recall; rules; hours and schedules; work assignments; job duties and responsibilities; production standards; subcontracting; reduction, cessation or expansion of operations; sale, relocation, merger or consolidation of operations; determinations concerning the use of equipment, methods or facilities; or any other terms or conditions of employment that the Bank may determine to be necessary for the safe, efficient and economic operation of its business. Except as otherwise provided in Section 4.2, if Employee’s employment with the Bank ends for any reason, Employee shall be entitled only to his earned but unpaid base salary through the date of such termination, a cash payment for accrued but unused paid time off, any earned but unpaid cash bonuses for any prior period which remain unpaid as of the Employee’s date of termination (without duplication for any amount payable pursuant to Section 4.2(b)), and unpaid expense reimbursements, and all future compensation and benefits shall cease (except for compensation and benefits vested per plan terms).

4.2               SEVERANCE. Notwithstanding the foregoing, in the event of termination (a) by the Bank without “Cause,” (b) by Employee for “Good Reason,” or (c) upon the expiration of the Term:

a.       The Bank shall pay to Employee, within sixty (60) days of the date of termination, the amount (the “Cash Severance”) equal to the sum of (i) 150% of one year’s annual base salary and (ii) the amount equal to twelve (12) times the monthly COBRA premium for continuation coverage under the Bank’s group health plans, based on Employee’s coverage elections under such plans as of the date of termination; and

b.       The Bank shall pay to Employee a prorated bonus (the “Pro Rata Bonus”) for the calendar year of termination of Employee’s employment, calculated as the cash bonus that Employee would have received for such calendar year based on actual performance (assuming for this purpose that all individual performance goals and objectives are achieved at 100%) had Employee continued in employment with the Bank (provided, that, for avoidance of doubt, such amount shall not be less than $150,000), multiplied by a fraction, the numerator of which is the number of calendar days during the calendar year of termination that Employee was employed and the denominator of which is the total number of calendar days during the calendar year of termination. The Pro Rata Bonus shall be payable when annual bonuses are paid to other senior executives of the Bank, but in no event later than March 15 of the calendar year following the calendar year in which Employee’s employment with the Bank ends.

The Bank’s obligation to pay the Cash Severance and the Pro Rata Bonus are conditioned on (x) Employee’s timely execution, delivery and non-revocation of a release and waiver of claims in a form acceptable to the Bank, and (y) Employee’s compliance with his obligations under this Agreement.

4.3               CAUSE. For purposes of this Agreement, “Cause” shall mean:

a.       an act or acts of dishonesty or disloyalty by Employee materially and adversely affecting any member of the Bank Group;

b.       Employee’s material breach of any of his obligations of this Agreement;

c.       Employee’s gross negligence or willful misconduct in performance of the duties and services required of him under this Agreement; or

d.       Employee’s conviction of a felony or Employee’s conviction of a misdemeanor involving moral turpitude.

4.4               GOOD REASON. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following after the Effective Time:

a.       the assignment to Employee of any duties materially inconsistent in any respect with Employee’s position (including situs, office and title), authority, duties and responsibilities as contemplated by Section 2.2 of this Agreement, excluding any isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Bank promptly after notice of such action;

b.       any material failure by the Bank to comply with any of the provisions of this Agreement;

c.       the Bank requiring Employee to be based at any office outside the Beaumont metropolitan area or other mutually agreed location; or

d.       any reduction in annual salary as stated in Section 2.3(a) or as hereafter increased.

4.5               Notwithstanding any provisions of this Agreement to the contrary, in the event that the aggregate payments or benefits to be made or afforded pursuant to this Agreement, would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code, then the severance benefits shall be reduced to an amount which is One Dollar ($1.00) less than the greatest amount allowed to be paid under Section 280G without constituting an “excess parachute payment”.

4.6               DEEMED RESIGNATIONS. Unless otherwise agreed to in writing by Employee and the applicable member of the Bank Group prior to the termination of Employee’s employment, any termination of Employee’s employment with the Bank will constitute an automatic resignation of Employee as an officer of any member of the Bank Group. For avoidance of doubt, termination of Employee’s employment with the Bank will not, by itself, result in Employee’s resignation as a member of the Board of Directors of CBTX or the Bank.

Article 5: Miscellaneous

5.1               GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

5.2               INTERPRETATION. This Agreement shall be interpreted in accordance with the plain meaning of the terms and not strictly for or against either party. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”) and will be interpreted and operated in a manner consistent with that intent. To the extent that any amounts paid to Employee under this Agreement are subject to Section 409A and Employee is a specified employee, as defined under Section 409A, any such amounts payable on account of Employee’s separation from service shall be delayed six months following Employee’s separation from service to the extent required by Section 409A. Any reimbursements of expenses that are subject to Section 409A under this Agreement shall be paid no later than the year following the year in which the expenses are incurred. All references in this Agreement to a termination of employment or any other similar reference shall be interpreted as references to a separation from service, within the meaning of Section 409A, with the Bank and all entities treated as a single employer with the Bank pursuant to Section 409A. Whenever in this Agreement the provision of payment or benefit is conditioned on Employee’s execution and non-revocation of a waiver and release of claims, such waiver and release must be executed, and all revocation periods must have expired, within sixty (60) days after the date of termination of Employee’s employment, but the Bank may elect to commence payment at any time during such sixty (60)-day period, provided, however, to the extent that the payment or benefit is “deferred compensation” within the meaning of and subject to Section 409A, such payment shall be made in the later year if the sixty (60) day period spans two taxable years.

5.3               HEADINGS. The headings of this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement.

5.4               ENTIRE AGREEMENT. This Agreement embodies the complete agreement and understanding of the parties related to Employee’s employment by the Bank, superseding any and all other prior or contemporaneous oral or written agreements between the parties hereto with respect to the employment of Employee by the Bank or any other member of the Bank Group, and contains all of the covenants and agreements of any kind whatsoever between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or written, express or implied, have been made by either party or anyone acting on behalf of a party, that are not incorporated herein and that no other agreement or promise not contained herein shall be valid or binding.

5.5               Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

5.6               MODIFICATION. This Agreement may be amended only by an agreement in writing signed by Employee and the Bank.

5.7               WAIVER. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted under this Agreement or of the future performance of any such term, covenants or condition.

5.8               INVALIDITY. Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

5.9               VOLUNTARY AGREEMENT. Employee and the Bank represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with the legal, tax or other advisor or advisors of such party’s choice before executing this Agreement.

5.10           SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Employee’s heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as specifically set forth in this Agreement. In the event of a sale of all or substantially all of the Bank’s capital stock, sale of all or substantially all of the Bank’s assets, or consolidation or merger of the Bank with or into another corporation or entity or individual, the Bank may assign its rights and obligations under this Agreement to its successor-in-interest, and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Bank under this Agreement.

5.11           Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (a) Employee shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Employee files a lawsuit for retaliation by the Bank for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

5.12           COUNTERPARTS. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the validity of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.

DATED: August 26, 2022	/s/ J. Pat Parsons
J. Pat Parsons

DATED: August 26, 2022	/s/ Robert R. Franklin
For CommunityBank of Texas, N.A.

DATED: August 26, 2022	/s/ Robert R. Franklin
For CBTX, Inc.

[Signature Page to Employment Agreement]

Exhibit “A” to

J. Pat Parsons Employment Agreement

Employee Name:	J. Pat Parsons
Term:	The period beginning at the Effective Time and ending at the close of business on December 31, 2023.
Position:	Vice Chairman of the Bank
Location:	Beaumont, Texas
Annual Base Salary:	$300,000.00 subject to annual review by the Board.
Deferred Compensation:	Employee will continue to receive the deferred compensation payable under the terms of the CBTX Employment Agreement (i.e., $100,000 per year, payable in substantially equal installments on each regularly scheduled payroll date, with the final payment payable on the payroll date for the payroll period that includes July 29, 2023). The deferred compensation shall be payable to Employee, Employee’s designee, or his Estate.
Bonus:	Participation in the Bank’s Annual Bonus plan in which other executive officers and/or employees may participate subject to the terms of the plans. Employee’s bonus amount for each calendar year during the Term shall be not less than $150,000 (and the actual amount of Employee’s bonus for any calendar year during the Term may be more than such amount depending on actual performance); provided, that Employee’s bonus for 2022 will be adjusted based on any prorated cash bonus (if any) paid to Employee upon closing of the Merger.
Equity Awards:	Employee shall be eligible to participate in the CBTX, Inc. 2022 Omnibus Incentive Plan (together with any successor equity incentive plan, the “CBTX Equity Plan”) and to receive grants of equity awards under the CBTX Equity Plan as may be approved from time to time by the Compensation Committee of the Board of Directors of CBTX in its sole discretion.

Annual Physical:	The Bank will pay the entire cost of an annual executive physical for Employee.
Paid Time Off:

Six weeks per calendar year; provided, however, for the portion of the 2022 calendar year that begins after the date of the Merger the number of days of paid time off shall be six weeks minus the number of days of paid time off taken by Employee during the period that began January 1, 2022 and ends on the date immediately preceding the date on which the Merger occurs.

Paid time off not taken during a calendar year shall not carry over to the next calendar year. Accrued but unused paid time off shall be paid upon termination.

Geographic Region of Non-Competition:	100 miles surrounding any facility owned or operated by any member of the Bank Group.
Period of Non-Competition obligations:	During the Term and for two years after termination of employment.